                                                                    EXHIBIT 12.1

                           MATRIX CAPITAL CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                    SIX MONTHS
                                                                       ENDED
                                     YEAR ENDED DECEMBER 31           JUNE 30
                               ----------------------------------- -------------
                               1992   1993   1994   1995    1996    1996   1997
                               ----- ------ ------ ------- ------- ------ ------
A. Matrix Capital Corporation
 and subsidiaries (consoli-
 dated)
Earnings:
  1. Income before income
   taxes.....................  $ 103 $2,278 $5,134 $ 6,392 $ 5,848 $2,492 $5,899
  2. Plus interest expense
   (A).......................    765    998  3,245   7,410  10,670  5,482  7,444
                               ----- ------ ------ ------- ------- ------ ------
  3. Earnings including in-
   terest on deposits........    868  3,276  8,379  13,802  16,518  7,974 13,343
  4. Less interest on depos-
   its.......................     --    393  1,481   2,184   3,760  1,561  3,837
                               ----- ------ ------ ------- ------- ------ ------
  5. Earnings excluding in-
   terest on deposits........  $ 868 $2,883 $6,898 $11,618 $12,758 $6,413 $9,506
                               ===== ====== ====== ======= ======= ====== ======
Fixed Charges:
  6. Including interest on
   deposits excluding capi-
   talized interest..........  $ 765 $  998 $3,245 $ 7,410 $10,708 $5,482 $7,477
  7. Less interest on depos-
   its (Line 4)..............     --    393  1,481   2,184   3,760  1,561  3,837
                               ----- ------ ------ ------- ------- ------ ------
  8. Excluding interest on
   deposits..................  $ 765 $  605 $1,764 $ 5,226 $ 6,948 $3,921 $3,640
                               ===== ====== ====== ======= ======= ====== ======
Ratio of Earnings to Fixed
 Charges:
  Including interest on de-
   posits (Line 3 divided by
   Line 6)                     1.13x  3.28x  2.58x   1.86x   1.54x  1.45x  1.78x
                               ===== ====== ====== ======= ======= ====== ======
  Excluding interest on de-
   posits (Line 5 divided by
   Line 8)                     1.13x  4.77x  3.91x   2.22x   1.84x  1.64x  2.61x
                               ===== ====== ====== ======= ======= ====== ======

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(A) Includes amounts representing the estimated interest component of net rental payments.